EXHIBIT 99.1

Premier Exhibitions, Inc. Adopts New Compensation Plan for Its Board of Directors

Repurchases 384,307 Shares of Stock Under Existing Authorization

ATLANTA, Nov. 20, 2013 (GLOBE NEWSWIRE) -- Premier Exhibitions, Inc. (Nasdaq:PRXI), a leading presenter of museum quality touring exhibitions, announced today its Board of Directors has adopted a new director compensation plan for calendar year 2014 that reduces the compensation of each non-employee director to $50,000 per year, to be paid half in cash and half in stock. Previously, non-employee directors were paid an annual retainer of $90,000, paid partly in cash and partly in stock. Mark Sellers, Chairman of the Company's Board of Directors, will not accept any compensation for his services as a director.

Separately, the Company announced that it has repurchased a total of 387,307 shares of its stock at an average price of $1.3057 under its existing share repurchase authorization.

Mr. Sellers commented, "The board is working diligently to maximize shareholder value and views reducing director compensation and repurchasing shares as two concrete steps toward achieving that goal. Two of our directors already receive no compensation for serving on the board, so after this reduction the total annual compensation for the board will be $125,000 in cash and $125,000 in stock.  Given the recent decline in the share price, we realize there is a lot more work for us to do. We ask shareholders to remain patient and to stay tuned for more important announcements in the near future."

About Premier Exhibitions, Inc. -- Premier Exhibitions, Inc. (Nasdaq:PRXI), located in Atlanta, Georgia, is a foremost presenter of museum quality exhibitions throughout the world. Premier is a recognized leader in developing and displaying unique exhibitions for education and entertainment including Titanic: The Artifact Exhibition, BODIES...The Exhibition, Tutankhamun: The Golden King and the Great Pharaohs, Real Pirates in partnership with National Geographic, and One Day In Pompeii in partnership with the Italian Superintendence for Archaeological Heritage of Naples and Pompeii. The success of Premier Exhibitions, Inc. lies in its ability to produce, manage, and market exhibitions.  Additional information about Premier Exhibitions, Inc. is available at the Company's web site www.PremierExhibitions.com

CONTACT: Michael J. Little
         Chief Financial Officer and
         Chief Operating Officer
         (404) 842-2600
         michael.little@prxi.com